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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Daisytek International Corporation for the registration of 1,578,400 shares of its common stock of our reports dated May 8, 2001, except as to Note 3, as to which the date is May 25, 2001, with respect to the consolidated financial statements as of March 31, 2001 and the year then ended of Daisytek International Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                ERNST & YOUNG LLP

Dallas, Texas
December 20, 2001